QUIZNO'S SUBS


FOR  RELEASE  6  A.M.  MDT  THURSDAY,  JULY  23,  1998
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QUIZNO'S    OPENS 39 NEW RESTAURANTS, NEARLY DOUBLES SYSTEMWIDE SALES IN 1ST Q

     Denver, COLO. - The Quizno's Corporation (Nasdaq: QUIZ) opened 39 new QUIZNO's Classic Subs restaurants and expanded its territories under development to include Boston, Alaska and Hawaii during the 2nd quarter ended June 30, 1998.

     In a preliminary quarterly report, Rick Schaden, president and CEO, said the chain is continuing to grow at a rapid pace, while maintaining strong unit economics.

     Same Store Sales for 2nd quarter were up 9.3 percent. Systemwide sales were $23 million compared to $12 million for the same period in 1997, an increase of 91 percent.

     New franchise sales in 2nd quarter remained brisk as well, despite an increase in royalties to 7 percent effective April 1, 1998. A total of 86 franchises were sold in markets across the U.S. and Canada, resulting in the collection of franchise fees amounting to $1.4 million.

     Fees  for  Area  Director  sales  totaled  $479,985.    New Area Director
territories were sold in Boston, Alaska, Hawaii and Green Bay-Appleton, Wisconsin.

     Existing Quizno's Area Directors also expanded their territories to the following areas: Gainesville, Tallahassee, Panama City and Broward County, Florida; Beaumont and Port Arthur, Texas; and Tyler and Longview, Texas.

     QUIZNO'S, an Italian-style deli founded in 1981 in Denver, serves signature oven baked Classic Subs. The chain has grown from a Denver-based regional chain of 18 restaurants in 1991 to the third largest sub sandwich chain in America with nearly 400 restaurants open today in 35 states, Puerto Rico and Canada. The total includes units in the Bain's Deli chain, which was acquired in late 1997.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American and Canadian public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1997.

For  More  Information  Contact:          Sue  Hoover,  Sr.  VP,  Marketing
The  Quizno's  Corporation,  303-291-0999,  ext. 3242